OMB APPROVAL
                        UNITED STATES               OMB Number: 3235-0145
             SECURITIES AND EXCHANGE COMMISSION     Expires: December 31, 1997
                   Washington, D.C. 20549           Estimated average burden
                                                    hours per response...14.90
                        SCHEDULE 13G/A


           Under the Securities Exchange Act of 1934

                      (Amendment No. 1)*

                          Impath Inc.
                       (Name of Issuer)

                         Common Stock
                (Title of Class of Securities)

                         452 55G 10 1
                        (CUSIP Number)


Check the following box if a fee is being paid with this statement [.]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 452 55G 10 1             13G/A                 Page 2 of 6 Pages

--------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Salomon Brothers Holding Company Inc
               13-3082695
--------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------
                     5   SOLE VOTING POWER
     NUMBER OF
      SHARES                   --
   BENEFICIALLY    -------------------------------------------------------
     OWNED BY        6   SHARED VOTING POWER
       EACH
     REPORTING                   667,947
      PERSON       -------------------------------------------------------
       WITH          7   SOLE DISPOSITIVE POWER

                              --
                   -------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER

                                 667,947
--------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               667,947
--------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               12.7%
--------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------

                   * SEE INSTRUCTION BEFORE FILLING OUT!

                                                      3 of 6


Item 1.

        (a)    Name of Issuer
               --------------
               Impath Inc. ("Impath").

        (b)    Address of Issuer's Principal Executive Offices
               -----------------------------------------------
               1010 Third Avenue, Suite 302
               New York, NY 10021

Item 2.

        (a)    Name of Person Filing
               ---------------------
               Salomon Brothers Holding Company Inc
               ("SBHC")

        (b)    Address of Principal Business Office, or, if
               none, Residence
               --------------------------------------------
               Seven World Trade Center
               New York, NY  10048

        (c)    Citizenship
               -----------
               State of Delaware

        (d)    Title of Class of Securities
               ----------------------------
               Common Stock

        (e)    CUSIP Number
               ------------
               452 55G 10 1

Item 3.

               SBHC is filing this amendment to Schedule 13G to report aggregate holdings, as of September 30, 1996, of itself, Salomon Brothers Inc ("SBI"), PB-SB Investment Partnership VII ("PB-SB") and PB-SB Ventures, Inc., a wholly owned subsidiary of SBHC ("PB-SB Ventures", and, collectively with SBHC, SBI and PB-SB, "Salomon") in Impath Common Stock. SBI makes a market in the Common Stock of Impath. In filing on Schedule 13G, Salomon is relying on certain no-action letters which allow a market-

                                                      4 of 6


               maker in an issuer's Common Stock to net on a monthly basis market-making activity and file a
               Schedule 13G together with affiliated entities.

Item 4.        Ownership

        (a)    Amount Beneficially Owned
               -------------------------
               As of the close of business on September 30, 1996, the amount beneficially owned was 667,947 shares of Common Stock or warrants exercisable therefor, which includes 641,275 shares of Common Stock held by SBHC, 4,916 warrants exercisable for 4,916 shares of Common Stock held by SBHC, 10,000 shares of Common Stock held by PB-SB, 3,826 shares of Common Stock held by PB-SB Ventures and a long position of 7,930 shares of SBI held pursuant to its market- making activities.

        (b)    Percent of Class
               ----------------
               12.7%

        (c)    Number of shares as to which such person has:
               ---------------------------------------------
               (i) sole power to vote or direct the vote:

                         0

               (ii) shared power to vote or direct the vote:

                        667,947

               (iii) sole power to dispose of or direct the
                     disposition:

                         0

               (iv) shared power to dispose of or direct the
                    disposition:

                         667,947

Item 5.        Ownership of Five Percent or Less of a Class

               Not applicable

                                                           5 of 6


Item 6.        Ownership of More than Five Percent on Behalf of
               Another Person

               Not applicable

Item 7.        Identification and Classification of the
               Subsidiary Which Acquired the Security Being
               Reported on By the Parent Holding Company

               See Item 3 above.

Item 8. Identification and Classification of Members of the Group

               Not applicable

Item 9.        Notice of Dissolution of Group

               Not applicable

Item 10.       Certification

               Not applicable


                     [Signature on next page]

                                                           6 of 6




                            SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 8, 1996

                                   SALOMON BROTHERS HOLDING
                                   COMPANY INC

                                      By
                                        /s/ Matthew Levitan
                                        ----------------------
                                        Name:  Matthew Levitan
                                        Title: Managing Director

                                                    OMB APPROVAL
                        UNITED STATES               OMB Number: 3235-0145
             SECURITIES AND EXCHANGE COMMISSION     Expires: December 31, 1997
                   Washington, D.C. 20549           Estimated average burden
                                                    hours per response...14.90
                        SCHEDULE 13G


          Under the Securities Exchange Act of 1934

                      (Amendment No. )*

                         Impath Inc.
                      (Name of Issuer)

                        Common Stock
               (Title of Class of Securities)

                        452 55G 10 1
                       (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    452 55G 10 1           13G        Page 2 of 6 Pages


--------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Salomon Brothers Holding Company Inc
               13-3082695
--------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]
                                                          (b) [ ]
--------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------
                     5   SOLE VOTING POWER
     NUMBER OF
      SHARES                   --
   BENEFICIALLY    -------------------------------------------------------
     OWNED BY        6   SHARED VOTING POWER
       EACH
     REPORTING                   861,598
      PERSON       -------------------------------------------------------
       WITH          7   SOLE DISPOSITIVE POWER

                              --
                   -------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER

                                 861,598
--------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               857,041
--------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               17.4%
--------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------


                   * SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

        (a)    Name of Issuer

               Impath Inc. ("Impath").

        (b)    Address of Issuer's Principal Executive Offices

               1010 Third Avenue, Suite 302
               New York, NY 10021

Item 2.

        (a)  Name of Person Filing

               Salomon Brothers Holding Company Inc
               ("SBHC")

        (b) Address of Principal Business Office, or, if none, Residence

               Seven World Trade Center
               New York, NY  10048

        (c)    Citizenship

               State of Delaware

        (d)    Title of Class of Securities

               Common Stock

        (e)    CUSIP Number

               452 55G 10 1

Item 3.

               SBHC is filing this Schedule 13G to report aggregate holdings of itself, Salomon
               Brothers Inc ("SBI") and PB-SB Investment
               Partnership VII ("PB-SB", and collectively,
               "Salomon") in Impath Common Stock. SBI makes a market in the Common Stock of Impath. In filing on Schedule 13G, Salomon is relying on certain no-action letters which allow a market-maker in an issuer's Common Stock to net on a monthly basis market-making activity and file a Schedule 13G together with affiliated entities.

Item 4.        Ownership

        (a)    Amount Beneficially Owned

               857,041. Includes 646,191 shares of Common Stock and warrants held by SBHC, 215,407 shares of Common Stock and warrants held by PB-SB and a short position of 4,557 shares of SBI held pursuant to its market-making activities.

        (b)    Percent of Class

               17.4%

        (c) Number of shares as to which such person has:

               (i) sole power to vote or direct the vote:

                   0

             (ii) shared power to vote or direct the vote:

                   861,598

            (iii) sole power to dispose of or direct the
                   disposition:

                   0

             (iv) shared power to dispose of or direct the
                  disposition:

                   861,598

Item 5.        Ownership of Five Percent or Less of a Class

               Not applicable

Item 6.        Ownership of More than Five Percent on Behalf of
               Another Person

               Not applicable

Item 7.        Identification and Classification of the
               Subsidiary Which Acquired the Security Being
               Reported on By the Parent Holding Company

               See Item 3 above.

Item 8. Identification and Classification of Members of the Group

               Not applicable

Item 9.        Notice of Dissolution of Group

               Not applicable

Item 10.       Certification

               Not applicable


                  [Signature on next page]

                          SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 8, 1996

                                  SALOMON BROTHERS HOLDING
                                  COMPANY INC

                                     By
                                       /s/ Matthew Levitan
                                       ----------------------
                                       Name:  Matthew Levitan
                                       Title: Managing Director

                      [Letterhead of]

                  CRAVATH, SWAINE & MOORE

                       (212) 474-1802


                                               March 8, 1996


            Salomon Brothers Holding Company Inc
                  Statement on Schedule 13G


Dear Sirs:

          Pursuant to Section 13(d) of the Securities
Exchange Act of 1934 (the "Exchange Act"), I have enclosed for filing on behalf of Salomon Brothers Holding Company
Inc six copies of Schedule 13G, each manually signed, all in accordance with the instructions to the Schedule, Section 13(d) of the Exchange Act and Rule 13d-1(c) under the Exchange Act. Also enclosed is a check in the amount of $100 for the applicable filing fee.

          Pursuant to Rule 13d-1(c) under the Exchange Act, by copy of this letter I am also sending one manually signed copy of this filing to Impath Inc., by registered or certified mail, and to the NASDAQ--National Market, the only national securities exchange on which any of the registrant's securities are registered.

          Please acknowledge receipt of this filing by stamping the enclosed copy of this letter and returning it so stamped to me in the enclosed addressed stamped envelope.


                              Very truly yours,

                              /s/ John R. Wollen

                              John R. Wollen

Securities and Exchange Commission
   450 Fifth Street, N.W.
      Washington, DC 20549

Attention of Filing Desk

Encls.

Copy w/encls. to:

Impath Inc.
   1010 Third Avenue--Suite 302
      New York, NY 10021

NASDAQ--National Market System
   9513 Key West Avenue
      Rockville, MD 20850